For Immediate Release

Walmart Board of Directors Adds Square, Inc. CFO Sarah Friar

BENTONVILLE, Ark., Feb. 8, 2018 - Walmart Inc. (NYSE: WMT) today announced that its board of directors has appointed Sarah Friar, chief financial officer of Square, Inc., as a new independent director to the company’s board, effective immediately. Friar becomes the twelfth member of the board and will also serve as a member of the company’s Audit Committee and Strategic Planning and Finance Committee.

“We’re pleased to welcome Sarah to the Walmart board and know that Walmart will benefit from her fresh perspective and skillset, which includes strong expertise in finance, operations, strategy and knowledge of technology,” said Walmart Chairman of the Board Greg Penner. “We’re confident Walmart has the right strategy to drive sustainable growth and shareholder returns and believe that Sarah’s insights and experience as a board member will complement the company’s ongoing efforts to better serve customers.”

"From raising wages to leading important sustainability initiatives, Walmart is one of the few businesses able to effect meaningful, positive change on a global scale," Friar said. "I look forward to working with the team to continue building a company and a culture worthy of this responsibility."

Since July 2012, Friar, 45, has served as CFO of Square, Inc., a provider of commerce tools that help businesses start, run, and grow from payments to point-of-sale to financing. Prior to that, she served as the Senior Vice President of Finance & Strategy at Salesforce. From July 2000 to April 2011, Friar served in various positions at investment banking company The Goldman Sachs Group, Inc., including Managing Director in the Equity Research Division.

Friar currently serves as a member of the board of directors of computer software company Slack, and at New Relic, Inc., a leading digital intelligence company, where she is on the Audit Committee. She holds a M.Eng. in Metallurgy, Economics, and Management from the University of Oxford and an MBA from the Stanford Graduate School of Business.

About Walmart
Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, over 260 million customers and members visit our more than 11,600 stores under nearly 60 banners in 28 countries and eCommerce websites. With fiscal year 2017 revenue of $485.9 billion, Walmart employs approximately 2.3 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com, on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

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Randy Hargrove	Steve Schmitt
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